10f-3 REPORT

TRAVELERS SERIES FUND INC.
SALOMON BROTHERS STRATEGIC TOTAL RETURN BOND PORTFOLIO

January 1, 2003 through April 30, 2004

	      Trade                        Purchase   Trade        % of
Issuer	      Date  Selling Dealer  Principal     Price     Amount Issue



Direct TV Holdings  2/25/03 Deutsche Bank $50,000 100.000  $50,000 1.50A
8.375% due 3/15/13


Dynegy Holdings Inc. 8/1/03 CS First Boston      75,000 99.371  74,528 1.77B
9.875% due 7/15/10

NRG Energy Inc.    12/17/03 Lehman Brothers   25,000 100.000 25,000 3.00C
8.000% due 12/15/13

Resolution Performance   4/4/03 Morgan Stanley  25,000 100.00 25,000 4.00D
Products, 9.500% due 4/15/10

Spectrasite Inc.   5/16/03  Lehman Brothers       25,000 100.00 25,000 10.00E
0.250% due 5/15/10

Vivendi Universal 4/3/03  Goldman Sachs         25,000 100.00 25,000 1.30F
9.250% due 4/15/10



(1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.

A Includes purchases of $20,950,000 by other affiliated mutual funds. B Includes purchases of $23,425,000 by other affiliated mutual funds. C Includes purchases of $29,975,000 by other affiliated mutual funds. D Includes purchases of $4,975,000 by other affiliated mutual funds. E Includes purchases of $14,975,000 by other affiliated mutual funds. F Includes purchases of $12,975,000 by other affiliated mutual funds.